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EXHIBIT 99.1

NEWS

Contact: Steve Kraus, (608) 252-7907

MGE Energy Reports Third-Quarter Results

MADISON, WISCONSIN, November 8, 2005—MGE Energy, Inc. (Nasdaq: MGEE) today reports third-quarter net income of $9.9 million, or 48 cents per share, compared to $9.1 million, or 48 cents per share, last year. MGE Energy's net income for the nine months ended September 30, 2005, was $23.6 million, or $1.15 per share, compared to $28.7 million, or $1.53 per share, for the same period last year.

Electric revenues increased $25.4 million for the three months ended September 30, 2005, compared to the same period in the prior year. During this period, there was a 10.5% increase in electric retail sales primarily as a result of significantly warmer temperatures between the two periods. In addition, sales for resale increased $8.2 million for the three-month period due to Madison Gas and Electric Company's (MGE) involvement in the energy market run by the Midwest Independent System Operator, which is the regional transmission operator in Wisconsin and other Midwest areas.

Fuel cost for electric generation increased 116.8%, or $12.5 million, and purchased power expenses increased 56.6%, or $8.0 million, when compared to the same period in the prior year. These increases are primarily due to higher per-unit costs as a result of natural disasters in the Gulf of Mexico and the subsequent significant increase in natural gas and purchased power costs. Incremental fuel and purchased power costs for the three months ended September 30, 2005, increased $5.2 million above those costs approved by the Public Service Commission of Wisconsin. MGE has filed an application with the commission requesting a surcharge on its electric rates to cover some of the future increased fuel and purchased power costs that are expected to remain high during the fourth quarter.

Gas revenues increased $2.6 million, or 15.9%, for the three months ended September 30, 2005, compared to the same period in the prior year. This change is primarily attributable to an increase in commercial and industrial use and increased natural gas costs.

Depreciation expenses were up $1.3 million for the quarter compared to the same period in the prior year. This increase is due to higher levels of electric and gas assets. Namely, during the second quarter of 2005, the West Campus Cogeneration Facility was placed into operation and MGE started depreciating the asset. There also was a $0.7 million increase in interest expense for the three months ended September 30, 2005, when compared to the same period in the prior year. This increase is primarily attributable to higher levels of short-term debt and higher average rates on variable debt.

MGE Energy is a public utility holding company. Its principal subsidiary, MGE, generates and distributes electricity to nearly 134,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to nearly 133,000 customers in seven south-central and western Wisconsin counties. MGE has served the Madison area since 1896.

This news release contains forward-looking statements. Specifically, all statements pertaining to future periods or expectations are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include weather, economic, and market conditions; regulatory developments; environmental requirements; and changes in the availability and cost of fuel and purchased power. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. MGE Energy undertakes no obligation to release publicly any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

	2005	2004
Three Months Ended September 30
Operating revenue	$114,398	$86,840
Operating income	$18,574	$16,306
Net income	$9,899	$9,108
Earnings per share (basic and diluted)	$0.48	$0.48
Weighted average shares outstanding (basic and diluted)	20,438	19,080

Nine Months Ended September 30
Operating revenue	$353,774	$307,535
Operating income	$44,378	$51,120
Net income	$23,556	$28,726
Earnings per share (basic and diluted)	$1.15	$1.53
Weighted average shares outstanding (basic and diluted)	20,433	18,722

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